Exhibit 99.1

Excerpts from article published in The Wall Street Journal on July 18, 2016

…
Scott Malat, XPO’s chief strategy officer, said in an interview Monday that XPO expects to post a profit in second-quarter results due out in early August, its first in at least four years.
“The fundamentals of the business are strong,” Mr. Malat said. XPO’s share price was up 5.3% to $26.65 in early-afternoon trading on the New York Stock Exchange Monday.